Exhibit (k)(iv)(2)

AMENDMENT TO THE
INVESTOR SUPPORT SERVICES AND
SECONDARY MARKET SERVICES AGREEMENT

This Amendment to the Investor Support Services and Secondary Market Services Agreement is made as of September 22, 2020 by and between XAI Octagon Floating Rate & Alternative Income Term Trust, a Delaware statutory trust (the “Trust”) XA Investments, LLC, a Delaware limited liability company (“XAI”).

WHEREAS, the Trust and XAI have previously entered into an Investor Support Services and Secondary Market Services Agreement, dated as of September 26, 2017 (the "Agreement"); and

WHEREAS, the parties desire to amend Section 9 (Duration and Termination) of the Agreement and to permit the continuance of the Agreement upon in-person approval by a majority of the “non-interested” Trustees of the Trust or as otherwise permitted from time to time with respect to the approval of advisory agreements under Section 15(c) of the Investment Company Act of 1940;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto do hereby agree as follows:

1.	AMENDMENT. Section 9(a) of the Agreement shall be deleted and replaced in its entirety with the following:

(a)	This Agreement shall become effective as of the date hereof and, unless sooner terminated as provided herein, shall continue in effect for a period of two years. Thereafter, if not terminated, this Agreement shall continue in effect with respect to the Trust for successive periods of 12 months, provided such continuance is specifically approved at least annually by both:

(i)	the vote of a majority of the Trust’s Board of Trustees or the vote of a majority of the outstanding voting securities of the Trust at the time outstanding and entitled to vote, and

(ii)	the vote of a majority of the Trustees who are not parties to this Agreement or interested persons of any party to this Agreement, cast in person at a meeting called for the purpose of voting on such approval, or as otherwise permitted from time to time with respect to the approval of advisory agreements under Section 15(c) of the Investment Company Act of 1940.

2.	ENTIRE AGREEMENT. This Amendment constitutes the entire agreement and understanding of the parties with respect to its subject matter and supersedes all oral communications or prior writings (except as otherwise provided herein) with respect thereto. Except as expressly amended herein, all of the provisions of the Agreement shall remain in full force and effect, and all references to the Agreement in the Agreement or any document related thereto shall for all purposes constitute references to the Agreement as amended hereby. This Amendment shall in no way operate as a novation, release, or discharge of any of the provisions of the Agreement (except as amended herein), or any indebtedness thereby evidenced.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

XAI OCTAGON FLOATING RATE & ALTERNATIVE INCOME TERM TRUST

By:	/s/ Theodore J. Brombach
	Name:	Theodore J. Brombach
	Title:	Trustee, President and Chief Executive Officer

XA INVESTMENTS LLC

By:	/s/ John “Yogi” Spence
	Name:	John “Yogi” Spence
	Title:	Co-Chief Executive Officer